Filed pursuant to Rule 433

October 7, 2015

Relating to

Preliminary Prospectus Supplement dated October 7, 2015 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Principal Amount:	$500,000,000
Pricing Date:	October 7, 2015
Settlement Date:	October 19, 2015 (T+7)
Maturity:	November 1, 2022
Interest Payment Dates:	May 1 and November 1, commencing on May 1, 2016
Coupon:	3.400%
Price to Public:	99.319% of the principal amount
Proceeds to Issuer (before expenses):	$493,470,000
Benchmark Treasury:	1.375% due September 30, 2022
Benchmark Treasury Yield:	1.760%
Spread to Benchmark Treasury:	+175 bps
Yield to Maturity:	3.510%

Redemption Provisions:
Make-whole Call:

Prior to September 1, 2022, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+30 bps).

Par Call:

At any time on or after September 1, 2022, the notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AN9 / US49446RAN98
Joint Book-Running Managers:	Citigroup Global Markets Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC
Senior Co-Managers:	J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.
Co-Managers:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated October 7, 2015) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, RBC Capital Markets, LLC toll free at (866) 375-6829 or Wells Fargo Securities, LLC toll free at (800) 645-3751.